NAVIGATOR GAS TRANSPORT PLC
                         NAVIGATOR GAS (IOM I-A) LIMITED
                         NAVIGATOR GAS (IOM I-B) LIMITED
                         NAVIGATOR GAS (IOM I-C) LIMITED
                         NAVIGATOR GAS (IOM I-D) LIMITED
                         NAVIGATOR GAS (IOM I-E) LIMITED
                               15-19 ATHOL STREET
                          DOUGLAS, ISLE OF MAN IM1 1LB


                                           September 30, 1997


BY EDGAR

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Attention:        Filing Desk

                  Re:      Navigator Gas Transport PLC
                           Navigator Gas (IOM I-A) Limited
                           Navigator Gas (IOM I-B) Limited
                           Navigator Gas (IOM I-C) Limited
                           Navigator Gas (IOM I-D) Limited
                           Navigator Gas (IOM I-E) Limited
                           File No. 333-36111
                           -------------------------------

Ladies and Gentlemen:

         Please consider the following as an amendment to the cover page in reference to Registration Number 333-36111 filed on Form F-4. Please amend the cover page to include the following Delaying Amendment legend:


               The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
          Section 8(a), may determine.


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Securities and Exchange Commission
September 30, 1997                                                       Page 2



                                      NAVIGATOR GAS TRANSPORT PLC

                                      By: /s/ Richard M. Klapow
                                          ----------------------------------
                                              Richard M. Klapow
                                              President

                                      NAVIGATOR GAS (IOM I-A) LIMITED

                                      By: /s/ Richard M. Klapow
                                          ----------------------------------
                                              Richard M. Klapow
                                              President

                                      NAVIGATOR GAS (IOM I-B) LIMITED

                                      By: /s/ Richard M. Klapow
                                          ----------------------------------
                                              Richard M. Klapow
                                              President

                                      NAVIGATOR GAS (IOM I-C) LIMITED

                                      By: /s/ Richard M. Klapow
                                          ----------------------------------
                                              Richard M. Klapow
                                              President

                                      NAVIGATOR GAS (IOM I-D) LIMITED

                                      By: /s/ Richard M. Klapow
                                          ----------------------------------
                                              Richard M. Klapow
                                              President

                                      NAVIGATOR GAS (IOM I-E) LIMITED

                                      By: /s/ Richard M. Klapow
                                          ----------------------------------
                                              Richard M. Klapow
                                              President

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